EXHIBIT 3.1

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF "DYADIC INTERNATIONAL, INC. " AS RECEIVED AND FILED IN THIS OFFICE.

THE  FOLLOWING DOCUMENTS HAVE BEEN CERTI FI ED :

CERTIFICATE OF INCORPORATION, FILED THE TWENTY -THIRD DAY OF SEPTEMBER , A .D . 2002 , AT  9 O ' CLOCK A .M .

RESTATED  CERTIFICATE, CHANGING  ITS  NAME  FROM "CCP WORLDWIDE , INC . "TO "DYADIC  INTERNATIONAL , INC.", FILED THE FIRST DAY OF NOVEMBER , A . D . 2004 , AT  7:46  O ' CLOCK  P.M .

RESTATED CERTIFICATE, FILED THE THIRD DAY OF NOVEMBER , A.D . 2004 AT 1 : 17 0 ' CLOCK P.M.

AND I  DO HEREBY  FURTHER CERTI FY  THAT THE AFORESAID CERTIFICATES ARE  THE ONLY CERTIFICATES  ON RECORD  OF THE AFORESAID CORPORATION .

Harriet Smith Windsor, Secretary of State
3571891 8100H	AUTHENTI CATION : 3761 904

050237078	DATE : 03-22 -05

RESTATED CERTIFICATE OF INCORPORATION
OF
DYADIC INTERNATIONAL, JNC.

Dyadic International, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "OCL"), hereby certifies as follows:

First: The name of the Corporation is Dyadic International, Inc. A Certificate of Incorporation of the Corporation was originally filed by the Corporation with the Secretary of State of Delaware on September 23, 2002, and an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on November 1, 2004. The Corporation was originally incorporated under the name CCP Worldwide, Inc.

Second: This Restated Certificate of Incorporation restates and integrates, but does not further amend, the provisions of the Certificate of Incorporation of the Corporation as originally filed and heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the GCL, and was approved by unanimous written consent of the directors of the Corporation without a vote of the stockholders.

Third: The text of the Certificate of Incorporation of the Corporation is hereby restated and superseded to read in its entirety as follows:

ARTICLE I
NAME OF CORPORATION

The name of this corporation (the "Corporation") is Dyadic International, Inc.

ARTICLE II
REGISTERED OFFICE

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

State of Delaware
Secretary of State
Division of Corporations
Delivered 01 :17 PM 11/03/2004
FILED 01:17 PM 11/03/2004.
SRV 040792475 - 3571891 FllE

ARTICLE IV
AUTHORIZED STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be one hundred five million (105,000,000) shares, of which one hundred million (100,000,000) shares shall be common stock, par value $0.001 per share (the "Common Stock"), and five million (5,000,000) shares  shall be preferred stock, par value $0.0001 per share (the "Preferred Stock"). All of the shares of Common Stock shall be of one class.

The shares of Preferred Stock shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance and duly adopted by the Board of Directors of the Corporation, authority to do so being hereby expressly vested in the Corporation's Board of Directors. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series when outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

The authority of the Board of Directors of the Corporation with respect to each such class or series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

(a)       the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b)       the rate at which dividends on the shares of such class or series shall be declared and paid or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c)        the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d)       the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(e)        the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f)         the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligations;

(g)        voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h)        limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i)         such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with the law and the provisions of this Certificate of Incorporation.

ARTICLE IV
(Omitted as permitted by GCL]

ARTICLE V
ELECTION OF DIRECTORS

A.            The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

B.             The election of directors of the Corporation need not be by written ballot unless otherwise required by the Bylaws of the Corporation.

C.            Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three classes designated as Class I, Class II and Class III, respectively. Promptly following the effectiveness of this Section C, directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of office of the Class I directors shall expire at the annual meeting of stockholders to be held in 2005, and, at that meeting, Class I directors shall be elected for a full term of three years. At the annua1 meeting of stockholders to be held in 2006, the term of office of the Class II directors shall expire, and Class II directors shall be elected for a full term of three years.  At the annual meeting of stockholders to be held in 2007, the term of office of the Class III directors shall expire, and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, an increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

D.            Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

E.             No stockholder shall  be entitled  to cumulate votes in the election of directors. Directors may only be removed for cause, as provided in Section 141(k)(l) of the GCL.

F.             Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors. and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created  or occurred and until such director's successor shall have been elected and qualified.

G.             If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of  the whole  board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the GCL.

H.            Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms.

ARTICLE VI
BYLAWS

Subject to paragraph (h) of Section 11.01 of the Bylaws, the Bylaws may be altered or amended or new Bylaws adopted by the affirmative vote of at least sixty-six. and two-thirds percent (66-2/3%) of the voting power of an of the then outstanding shares of the voting stock of the corporation entitled to vote. The Board of Directors shall also have the power to adopt, amend, or repeal Bylaws.

ARTICLE VII
NUMBER OF DIRECTORS

The number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

ARTICLE VIII
MEETINGS OF STOCKHOLDERS

A.            Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provisions of applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation.

B.             No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws.

C.             Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

D.            Special meetings of the stockholders of the Corporation may only be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorship at the time any such resolution is presented to the Board of Directors for adoption).

E.             Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock of the Corporation required by law, this Certificate of Incorporation or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least sixty six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, shall be required to approve any of the following actions if such action is not affirmatively recommended by the Board of Directors:

(1)        the merger or consolidation of  the Corporation with any other corporation or entity;

(2)        the sale, conveyance or other disposition of all or substantially all of the assets of the Corporation; or

(3)        the conversion of the Corporation into another type of corporation or entity.

ARTICLE IX
LIMITATION  ON  LIABILITY  OF DIRECTORS;
INDEMNIFICATION OF DIRECTORS AND OFFICERS;
PERSONAL LIABILITY OF DIRECTORS

The Corporation shall indemnify each of the Corporation's directors and officers in each and every situation where, under Section 145 of the GCL, as amended from time to time ("Section 14.5''), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who  may be indemnified pursuant to Section 145 to the extent that the Board of Directors deems advisable, as permitted by Section 145.

No director shall be persona11y liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. (iii) under Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the GCL is subsequently amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended GCL. For purposes of this Article X, "fiduciary duty as a director" shall include any fiduciary duty arising out of service at the Corporation's request as a director of another corporation, partnership, joint venture or other enterprise, and "personal liability to the Corporation or its stockholders" shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise and any liability to the Corporation in its capacity as a security holder, joint venture, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

Neither any amendment nor repeal of this Article X nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article X shall eliminate or reduce the effect of this Article X in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article X, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X
COMPROMISE OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the GCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the GCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation as the case may be, and also on this Corporation.

ARTICLE XI
AMENDMENT OF PROVISIONS OF CERTIFICATE OF INCORPORATION

A.            The corporation reserves the right at any time, and from time to time, to amend, a1ter, change or repeal any provisions contained in this Certificate of Incorporation, and other provisions authorized by the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article XII, and all rights conferred upon stockholders herein are granted subject to this reservation.

B.             Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the voting stock of the Corporation required by law, this Certificate of Incorporation or the terms of any series of Preferred Stock, the affirmative vote of the holders of at least sixty six and two-thirds percent (66-2/3%) of the voting power of all of the then outstanding shares of the voting stock, voting together as a single class, shall be required to alter, amend or repeal:

(1)        Article VI, VII, VIII, IX or XII of this Certificate of Incorporation, or

(2)        any other Article of this Certificate of Incorporation if such alteration, mendment or repeal is not affirmatively recommended by the Board of Directors.

JENKENS & GILCHRIST	Nov 3 2004 12:04 P.02

In Witness Whereof, the undersigned has caused this Restated Certificate of Incorporation to be duly executed on behalf of the Corporation on November 1,

DYADIC INTERNATIONAL, INC.

By:
Name :	Mark A. Emalfarb
Title :	President

H040002246113

Delaware
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY "DYADIC INTERNATIONAL, INC." IS DULY INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE AND IS IN GOOD STANDING AND HAS A LEGAL CORPORATE EXISTENCE SO FAR AS THE RECORDS OF THIS OFFICE SHOW, AS OF THE NINTH DAY OF NOVEMBER, A.D. 2004.

AND I DO HEREBY FURTHER CERTIFY THAT THE FRANCHISE TAXES HAVE BEEN PAID TO DATE.

AND I DO HEREBY FURTHER CERTIFY THAT THE ANNUAL REPORTS HAVE BEEN FILED TO DATE.

AND I DO HEREBY FURTHER CERTIFY THAT THE SAID "DYADIC INTERNATIONAL, INC." WAS INCORPORATED ON THE TWENTY-THIRD DAY OF SEPTEMBER, A.D. 2002.

AND I  DO HEREBY  FURTHER CERTI FY  THAT THE AFORESAID CERTIFICATES ARE  THE ONLY CERTIFICATES  ON RECORD  OF THE AFORESAID CORPORATION .

Harriet Smith Windsor, Secretary of State

3571891 8300	AUTHENTI CATION : 3466648

040808920	DATE : 11-09 -04